 Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: David G. Mee Executive Vice President, Finance/Administration and Chief Financial Officer (479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE THIRD QUARTER 2016

■	Third Quarter 2016 Revenue:	$1.69 billion; up 7%
■	Third Quarter 2016 Operating Income:	$183 million; down 6%
■	Third Quarter 2016 EPS:	97 cents vs. 99 cents

LOWELL, ARKANSAS, October 17, 2016 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced third quarter 2016 net earnings of $109.4 million, or diluted earnings per share of 97 cents vs. third quarter 2015 net earnings of $115.1 million, or 99 cents per diluted share.

Total operating revenue for the current quarter was $1.69 billion, compared with $1.59 billion for the third quarter 2015. Load growth of 7% in Intermodal (JBI), a 2.9% increase in revenue producing trucks and improved asset productivity in Dedicated Contract Services (DCS)™, an 88% increase in load volume in Integrated Capacity Solutions (ICS) and a 4% increase in truck count in our Truck (JBT) business segment, partially offset by lower customer rates in JBI, ICS and JBT and tepid customer demand, contributed to the increase in consolidated revenue compared to prior year. Current quarter total operating revenue, excluding fuel surcharges, increased 8.4% vs. the comparable quarter 2015.

Operating income for the current quarter totaled $183 million vs. $194 million for the third quarter 2015. Operating income decreased from third quarter 2015 primarily from lower customer rates in JBI, ICS and JBT, increased rail purchase transportation rates, lower box turns, increases in driver wages and recruiting costs, losses on the sale of used equipment (versus gains in 2015), increased legal and consulting costs and higher equipment maintenance and ownership costs.

Interest expense in the current quarter decreased primarily from the timing effect of the issuance of the senior notes that occurred in the third quarter 2015. The effective income tax rate for the current quarter is 38%, compared to 38.1% in the third quarter 2015. We expect our 2016 annual tax rate to be approximately 38%.

Segment Information:

Intermodal (JBI)

■	Third Quarter 2016 Segment Revenue: $970 million; up 2%
■	Third Quarter 2016 Operating Income: $116.9 million; down 7%

Overall volumes increased 7% over the same period in 2015. The Eastern network realized load growth of 5% and Transcontinental loads grew 8% over the third quarter 2015 as west coast outbound freight growth outpaced the rest of the network and western rail service continued a year over year improvement trend. Revenue increased 2% reflecting the 7% volume growth and an approximate 4.2% decrease in revenue per load, which is the combination of changes in customer rate, freight mix and fuel surcharges. Revenue per load excluding fuel surcharges decreased approximately 2% compared to third quarter 2015.

Operating income decreased 7% over prior year. Benefits from improved volumes, improved operating efficiencies from network balance and reduced reliance on third party dray carriers were offset by lower customer rates, increases in rail purchased transportation rates, equipment ownership costs including lower box utilization, increased insurance and claims costs and increased costs to attract and retain drivers. The current period ended with approximately 82,800 units of trailing capacity and 5,280 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)

■	Third Quarter 2016 Segment Revenue: $394 million; up 6%
■	Third Quarter 2016 Operating Income: $52.5 million; up 16%

DCS revenue increased 6% during the current quarter over the same period in 2015. Productivity (revenue per truck per week) increased by approximately 3% vs. 2015. Productivity excluding fuel surcharge revenue increased approximately 4% from a year ago primarily from improved integration of assets between customer accounts, fewer unseated trucks, increased customer supply chain fluidity and customer rate increases. A year-over-year net addition of 205 revenue producing trucks, 50 net additions sequentially from second quarter 2016, were in the fleet by the end of the quarter. Approximately 75% of these additions represent private fleet conversions versus traditional dedicated capacity services and primarily reflect new contract implementations in this and prior periods. Customer retention rates remain above 98%.

Operating income increased by 16% from a year ago primarily from the increased revenue and improved asset utilization partially offset by higher driver wages and recruiting costs, increased salaries and benefits costs and higher equipment ownership costs compared to the same period in 2015.

Integrated Capacity Solutions (ICS)

■	Third Quarter 2016 Segment Revenue: $233 million; up 35%
■	Third Quarter 2016 Operating Income: $ 8.5 million; down 26%

ICS revenue increased 35% in the current quarter vs. the third quarter 2015. Load volume increased 88% while revenue per load decreased 28.5% due to lower fuel prices, freight mix changes driven by customer demand and lower customer rates on contractual business. Contractual volumes represented approximately 75% of total load volume and 64% of total revenue in the current quarter compared to 66% and 60%, respectively, in third quarter 2015.

Operating income decreased 26% over the same period 2015. Gross profit margin decreased to 12.8% in the current quarter vs. 15.9% in the prior year primarily from new customer rates implemented during the quarter on contractual business and lower customer spot rates compared to third quarter 2015. Personnel costs increased compared to a year ago as the total branch count grew to 40 compared to 33 at the end of third quarter last year. ICS’s carrier base increased 14% and the employee count increased 18% vs. third quarter 2015.

Truck (JBT)

■	Third Quarter 2016 Segment Revenue: $ 97 million; flat
■	Third Quarter 2016 Operating Income: $ 5.1 million; down 55%

JBT revenue was flat from the same period in 2015. Revenue excluding fuel surcharge increased 2%, primarily from a 4% increased truck count and a 2% increase in utilization offset with an approximate 4% decrease in rate per mile excluding fuel mostly from customer driven freight mix changes. Core customer rates were flat compared to the same period in 2015. At the end of the period, JBT operated 2,183 tractors compared to 2,100 a year ago.

Operating income decreased by 55% compared to third quarter 2015. Favorable changes from an increased fleet count and improved utilization were more than offset by lower customer rates per mile, increased equipment maintenance costs, higher safety and insurance costs and increased driver hiring costs compared to third quarter 2015.

Cash Flow and Capitalization:

At September 30, 2016, we had a total of $944 million outstanding on various debt instruments compared to $989 million at September 30, 2015 and $998 million at December 31, 2015.

Our net capital expenditures for the nine months ended September 30, 2016 approximated $359 million compared to $431 million for the same period 2015. At September 30, 2016, we had cash and cash equivalents of approximately $5.5 million.

We purchased approximately 922,000 shares of our common stock during the quarter for $74.8 million. At September 30, 2016 we had approximately $276 million remaining under our share repurchase authorization. Shares outstanding at September 30, 2016 approximated 112.2 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2015. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended September 30
	2016		2015
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,538,701		$1,419,451
Fuel surcharge revenues	151,958		167,043
Total operating revenues	1,690,659	100.0%	1,586,494	100.0%

Operating expenses
Rents and purchased transportation	846,238	50.1%	770,148	48.5%
Salaries, wages and employee benefits	374,517	22.2%	351,651	22.2%
Depreciation and amortization	91,001	5.4%	86,201	5.4%
Fuel and fuel taxes	74,179	4.4%	76,755	4.8%
Operating supplies and expenses	62,191	3.7%	57,299	3.6%
General and administrative expenses, net of asset dispositions	21,025	1.1%	14,866	1.0%
Insurance and claims	21,862	1.3%	20,078	1.3%
Operating taxes and licenses	11,665	0.7%	10,683	0.7%
Communication and utilities	5,004	0.3%	4,967	0.3%
Total operating expenses	1,507,682	89.2%	1,392,648	87.8%
Operating income	182,977	10.8%	193,846	12.2%
Net interest expense	6,485	0.4%	7,838	0.5%
Earnings before income taxes	176,492	10.4%	186,008	11.7%
Income taxes	67,067	3.9%	70,869	4.4%
Net earnings	$109,425	6.5%	$115,139	7.3%
Average diluted shares outstanding	113,363		116,282
Diluted earnings per share	$0.97		$0.99

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30
	2016		2015
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$4,448,709		$4,043,991
Fuel surcharge revenues	385,688		522,640
Total operating revenues	4,834,397	100.0%	4,566,631	100.0%

Operating expenses
Rents and purchased transportation	2,381,547	49.3%	2,194,683	48.1%
Salaries, wages and employee benefits	1,108,997	22.9%	1,030,438	22.6%
Depreciation and amortization	269,717	5.6%	251,239	5.5%
Fuel and fuel taxes	205,082	4.2%	243,459	5.3%
Operating supplies and expenses	173,222	3.6%	164,497	3.6%
General and administrative expenses, net of asset dispositions	61,570	1.3%	56,471	1.3%
Insurance and claims	58,384	1.2%	55,714	1.2%
Operating taxes and licenses	34,156	0.7%	31,505	0.7%
Communication and utilities	15,063	0.3%	15,824	0.3%
Total operating expenses	4,307,738	89.1%	4,043,830	88.6%
Operating income	526,659	10.9%	522,801	11.4%
Net interest expense	19,347	0.4%	21,202	0.4%
Earnings before income taxes	507,312	10.5%	501,599	11.0%
Income taxes	192,778	4.0%	191,109	4.2%
Net earnings	$314,534	6.5%	$310,490	6.8%
Average diluted shares outstanding	113,709		117,293
Diluted earnings per share	$2.77		$2.65

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended September 30
	2016		2015
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$969,654	57%	$948,779	60%
Dedicated	393,770	23%	370,360	23%
Integrated Capacity Solutions	233,022	14%	172,894	11%
Truck	97,154	6%	97,521	6%
Subtotal	1,693,600	100%	1,589,554	100%
Intersegment eliminations	(2,941)	(0%)	(3,060)	(0%)
Consolidated revenue	$1,690,659	100%	$1,586,494	100%

Operating income

Intermodal	$116,885	64%	$126,077	65%
Dedicated	52,463	28%	45,123	23%
Integrated Capacity Solutions	8,516	5%	11,453	6%
Truck	5,080	3%	11,244	6%
Other (1)	33	0%	(51)	(0%)
Operating income	$182,977	100%	$193,846	100%

	Nine Months Ended September 30
	2016		2015
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$2,798,284	58%	$2,697,537	59%
Dedicated	1,134,861	23%	1,082,264	24%
Integrated Capacity Solutions	619,956	13%	509,985	11%
Truck	291,468	6%	286,218	6%
Subtotal	4,844,569	100%	4,576,004	100%
Intersegment eliminations	(10,172)	(0%)	(9,373)	(0%)
Consolidated revenue	$4,834,397	100%	$4,566,631	100%

Operating income

Intermodal	$325,625	62%	$348,955	67%
Dedicated	147,700	28%	121,511	23%
Integrated Capacity Solutions	30,186	6%	22,974	4%
Truck	23,112	4%	29,448	6%
Other (1)	36	0%	(87)	(0%)
Operating income	$526,659	100%	$522,801	100%

      (1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2016	2015

Intermodal

Loads	489,109	458,584
Average length of haul	1,662	1,660
Revenue per load	$1,983	$2,069
Average tractors during the period *	5,279	4,977

Tractors (end of period)
Company-owned	4,568	4,292
Independent contractor	714	750
Total tractors	5,282	5,042

Net change in trailing equipment during the period	1,578	1,658
Trailing equipment (end of period)	82,821	77,937
Average effective trailing equipment usage	79,107	74,669

Dedicated

Loads	607,876	578,628
Average length of haul	177	174
Revenue per truck per week**	$4,120	$3,998
Average trucks during the period***	7,357	7,098

Trucks (end of period)
Company-owned	6,936	6,758
Independent contractor	22	9
Customer-owned (Dedicated operated)	414	400
Total trucks	7,372	7,167

Trailing equipment (end of period)	22,391	21,141
Average effective trailing equipment usage	22,939	22,420

Integrated Capacity Solutions

Loads	239,399	127,016
Revenue per load	$973	$1,361
Gross profit margin	12.8%	15.9%
Employee count (end of period)	769	650
Approximate number of third-party carriers (end of period)	50,100	44,000

Truck

Loads	97,052	91,639
Average length of haul	453	454
Loaded miles (000)	43,865	41,376
Total miles (000)	52,317	49,213
Average nonpaid empty miles per load	87.2	85.6
Revenue per tractor per week**	$3,468	$3,630
Average tractors during the period *	2,162	2,080

Tractors (end of period)
Company-owned	1,384	1,471
Independent contractor	799	629
Total tractors	2,183	2,100

Trailers (end of period)	7,572	7,740
Average effective trailing equipment usage	7,083	6,610

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Nine Months Ended September 30
	2016	2015

Intermodal

Loads	1,424,733	1,305,347
Average length of haul	1,648	1,648
Revenue per load	$1,964	$2,067
Average tractors during the period *	5,206	4,903

Tractors (end of period)
Company-owned	4,568	4,292
Independent contractor	714	750
Total tractors	5,282	5,042

Net change in trailing equipment during the period	3,864	4,639
Trailing equipment (end of period)	82,821	77,937
Average effective trailing equipment usage	75,702	71,395

Dedicated

Loads	1,794,432	1,671,407
Average length of haul	175	175
Revenue per truck per week**	$4,021	$4,021
Average trucks during the period***	7,280	6,957

Trucks (end of period)
Company-owned	6,936	6,758
Independent contractor	22	9
Customer-owned (Dedicated operated)	414	400
Total trucks	7,372	7,167

Trailing equipment (end of period)	22,391	21,141
Average effective trailing equipment usage	22,657	22,324

Integrated Capacity Solutions

Loads	614,334	371,060
Revenue per load	$1,009	$1,374
Gross profit margin	14.9%	15.0%
Employee count (end of period)	769	650
Approximate number of third-party carriers (end of period)	50,100	44,000

Truck

Loads	288,392	271,107
Average length of haul	460	446
Loaded miles (000)	132,562	120,366
Total miles (000)	157,526	142,419
Average nonpaid empty miles per load	86.6	81.3
Revenue per tractor per week**	$3,432	$3,711
Average tractors during the period*	2,202	2,015

Tractors (end of period)
Company-owned	1,384	1,471
Independent contractor	799	629
Total tractors	2,183	2,100

Trailers (end of period)	7,572	7,740
Average effective trailing equipment usage	6,846	6,342

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$5,481	$5,566
Accounts Receivable	775,020	654,542
Prepaid expenses and other	61,900	197,817
Total current assets	842,401	857,925
Property and equipment	4,209,080	4,019,451
Less accumulated depreciation	1,400,339	1,318,122
Net property and equipment	2,808,741	2,701,329
Other assets	78,852	70,290
	$3,729,994	$3,629,544

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$402,913	$340,332
Claims accruals	104,243	104,220
Accrued payroll	72,920	59,420
Other accrued expenses	20,769	28,445
Total current liabilities	600,845	532,417

Long-term debt	943,696	998,003
Other long-term liabilities	69,302	58,552
Deferred income taxes	731,068	740,220
Stockholders' equity	1,385,083	1,300,352
	$3,729,994	$3,629,544

Supplemental Data

(unaudited)

	September 30, 2016	December 31, 2015

Actual shares outstanding at end of period (000)	112,185	113,948

Book value per actual share outstanding at end of period	$12.35	$11.41

	Nine Months Ended September 30
	2016	2015

Net cash provided by operating activities (000)	$683,963	$696,960

Net capital expenditures (000)	$358,754	$430,660